                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
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                 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     WORLDPAGES.COM, INC.
      ----------------------------------------------------------------------------------
                       (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     and 0-11.
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
                              WORLDPAGES.COM, INC.
                      390 SOUTH WOODS MILL ROAD, SUITE 260
                           ST. LOUIS, MISSOURI 63017

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 6, 2000

                            ------------------------

To Stockholders:

    The Annual Meeting of Stockholders of WorldPages.com, Inc. will be held at our offices at 390 South Woods Mill Road, Suite 260, St. Louis, Missouri 63017, on Tuesday, June 6, 2000, at 9:00 a.m., for the following purposes:

    1.  To elect two directors to our board of directors;

    2. To approve a proposal to ratify the issuance of shares of our common stock upon conversion of our 5% convertible debentures and the exercise of warrants issued in connection with a private placement of subordinated debentures in February 2000; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The board of directors has fixed the close of business on April 26, 2000, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

    Your copy of our Annual Report for the year ended December 31, 1999, on Form 10-K is enclosed. The 1999 Annual Report does not form any part of the material for the solicitation of proxies.

    Stockholders who do not expect to be present at the meeting are urged to complete, date, sign and return the enclosed proxy. No postage is required if the enclosed envelope is used and mailed in the United States.

                                          By Order of the Board of Directors,

                                          /s/ Michael A. Pruss

                                          Michael A. Pruss, Secretary

St. Louis, Missouri

May 2, 2000

    THIS IS AN IMPORTANT MEETING, AND ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AT THEIR EARLIEST CONVENIENCE. PROMPTNESS IN RETURNING THE EXECUTED PROXY CARD WILL BE APPRECIATED. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                              WORLDPAGES.COM, INC.
                      390 SOUTH WOODS MILL ROAD, SUITE 260
                           ST. LOUIS, MISSOURI 63017

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 6, 2000

                             ---------------------

Solicitation and Revocation of Proxies

    This Proxy Statement and the form of proxy accompanied by our Annual Report on Form 10-K for the year ended December 31, 1999, anticipated to be mailed on or about May 5, 2000, is solicited by and on behalf of the board of directors of WorldPages.com, Inc., a Delaware corporation, for the Annual Meeting of Stockholders, to be held on Tuesday, June 6, 2000, at our offices, at 390 South Woods Mill Road, Suite 260, St. Louis, Missouri 63017, at 9:00 a.m., including any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting and Proxy Statement.

    If the enclosed form of proxy is executed and returned, it will be voted as directed, but may be revoked at any time, either by a written notice of the revocation received by the persons named therein, or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof. In the absence of specific instructions by the stockholders, proxies will be voted for (i) the election of directors, and (ii) the approval of the proposal to ratify the issuance of shares of our common stock upon conversion of our 5% convertible debentures and the exercise of warrants issued in connection with the private placement of subordinated debentures in February 2000. Abstentions and broker non-votes will be counted for purposes of a quorum, but are not votes cast and therefore will not be counted in determining voting results. The form of proxy vests in the persons named therein as proxies, discretionary authority to vote on any matter that may properly come before the meeting not presently known to the Board of Directors.

    A plurality of votes cast, in person and by proxy, is necessary to effectuate the election of directors. For the approval of the proposal to ratify the issuance of shares of our common stock upon conversion of our 5% convertible debentures and the exercise of warrants issued in connection with the private placement of subordinated debentures in February 2000, affirmative votes of a majority of the shares present at the meeting entitled to vote thereon, by proxy or in person, are required.

    We will pay for the cost of preparing and mailing the Notice of Annual Meeting and Proxy material and soliciting proxies. In addition to the use of the mails, our officers, directors or employees, who will receive no additional compensation therefor, may solicit proxies by telephone or personal interview. We will request brokers, nominees, fiduciaries and custodians to forward proxy materials to their beneficial owners, and will reimburse such persons for reasonable expenses incurred by them in forwarding the proxy materials.

Record Date

    The board of directors has fixed the close of business on April 26, 2000, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record on that date are entitled to vote at the meeting.

Voting Securities

    As of April 26, 2000, 44,129,003 shares of our common stock, $.0001 par value per share, were outstanding and entitled to be voted at the Annual Meeting, of which 3,468,015 shares are our Class A

Special Shares. Our Class A Special Shares may be exchanged on a one-for-one basis for shares of our common stock. Holders of our Class A Special Shares are parties to a voting trust pursuant to which the trustee holds one share of our Class B Preferred Stock, which has as many votes as the number of our Class A Special Shares outstanding, excluding any Class A Special Shares held by us or our subsidiaries. A holder of our Class A Special Shares has the right to direct the trustee how to vote the Class B Preferred Stock to the extent of the Class A Special Shares owned by that holder. If no instructions are received from a holder of Class A Special Shares, the trustee will vote the Class A Special Shares in the same manner as are voted by the majority of the other Class A Special Shares. All references to the number of outstanding shares of our common stock in this Proxy Statement include the Class A Special Shares.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Our Restated Certificate of Incorporation, as amended, and our Restated Bylaws, as amended, provide that our board shall consist of not less than three and not more than twelve directors, the exact number of directors to be determined from time to time exclusively by resolution of the board. Pursuant to the agreements by which we acquired YPtel Corporation, Web YP, Inc. and Big Stuff, Inc., our board of directors, immediately following the closing of the acquisitions of YPtel Corporation, Web YP, Inc. and Big Stuff, Inc., was restructured so that three directors were appointed by the board prior to such acquisitions and three directors were appointed by Imperial Capital Limited, a Canadian company that acted as custodian for certain of the YPtel Corporation stockholders. When two experienced Internet executives are identified, the reconstituted board will increase its size and appoint these two individuals to our board.

    The Restated Certificate of Incorporation, as amended, also provides for a classified board divided into three classes whose terms expire at different times. Two members are to be elected to our board at the Annual Meeting, each to serve for a term expiring at the 2003 Annual Meeting of Stockholders. The board has nominated Messrs. Anderson and Cutsinger for election at the Annual Meeting and both of them are currently directors. George Anderson was appointed by Imperial Capital Limited. Rod K. Cutsinger was appointed by our board prior to the acquisitions of YPtel Corporation, Web YP, Inc. and Big Stuff, Inc.

    Because the board is classified, only two director positions will be voted on at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named in the enclosed voting form intend to vote such proxy for the election of Messrs. Anderson and Cutsinger as directors, unless the stockholder indicates on the voting form that the vote should be withheld or contrary directions are indicated. If the voting form is signed and returned without any direction given, stock represented by the voting form will be voted FOR the election of the two nominees named herein.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING FOR TERMS TO EXPIRE AT THE ANNUAL MEETING IN 2003

                                          POSITION WITH WORLDPAGES.COM, INC. AND
          NAME            AGE                   PRIOR BUSINESS EXPERIENCE
------------------------  ---  ------------------------------------------------------------
George D. Anderson        61   Director on our board beginning February 2000. Director of
                               YPtel Corporation since November 1998. Principle of Anderson
                               Consulting Group since 1995, specializing in sales,
                               marketing and general management consultation. From 1995 to
                               1999, Mr. Anderson was a Director and Managing Partner of
                               Country Club Stock LLC, a gold products promotion company;
                               prior thereto, Mr. Anderson held various positions with the
                               NYNEX Information Resources Co., a company engaged in
                               telecommunications, since 1965, most recently as Vice
                               President of Sales and President of National Marketing
                               Services.

Rod K. Cutsinger          57   Our founder; Director on our board since November 1998 and from its inception in September 1997 until May 1998. Equity interest owner of CPFF and Consolidation Partners, a
                               merchant banking company. Since 1970, Mr. Cutsinger has been a private investor.

    Our directors, other than Messrs. Anderson and Cutsinger, their ages, positions and their business experience as of March 31, 2000, are set forth below.

NAME                               AGE      POSITION WITH WORLDPAGES.COM, INC. AND PRIOR BUSINESS EXPERIENCE
----                               ---      ----------------------------------------------------------------
Robert Flynn                        66      Director on our board beginning February 2000; term expires at the annual meeting of stockholders in 2001. Director of YPtel since November 1998. Retired. From 1996 to 1997, Senior
                                              Advisor for CSC Index, a management consulting firm. From June
                                              1990 to December 1995, Chairman and Chief Executive Officer of
                                              Nutrasweet Company, a worldwide leader in artificial
                                              sweeteners. Member of Northwestern University Board of
                                              Associates; Director of STANTEC, a worldwide engineering firm and Applied Microbiology, Inc., a nutrition and supplements company.

Wilmot L. Matthews                  63      Director on our board beginning February 2000; term expires at the annual meeting of stockholders in 2002. Chairman of the
                                              Board of YPtel from November 1998 to February 2000. President of Marjad Inc., a personal investment company. Vice Chairman of the Board of Nesbitt Burns Inc., an investment and
                                              financial services company, from 1994 until 1996. Director of
                                              Renaissance Energy Ltd., and Denbury Resources Inc., oil and
                                              natural gas companies and West Jet Airlines, Ltd., an airline company.

David M. Mitchell                   51      Director on our board beginning February 1998; term expires at the annual meeting of stockholders in 2001. Investor in
                                              telephone businesses since 1982 when he founded National
                                              Telephone Exchange which he sold, along with two other
                                              telephone companies, to U.S. Long Distance in 1991. Former co-owner of Valu-Line of Longview, Inc., one of our
                                              telecommunications subsidiaries, until we acquired it in
                                              February 1998.

Richard O'Neal                      58      Our Chairman and Chief Executive Officer beginning November 9,
                                              1998; term expires at the annual meeting of stockholders in
                                              2002 and our director and President of our Directory Services
                                              Group, since February 18, 1998; founder and President of Great
                                              Western Directories from 1984 until it was sold to us in 1998.

    We held four regular meetings and thirteen special meetings of the board during the 1999 fiscal year. Our Bylaws provide for the establishment of committees of the board to have, with certain exceptions, such powers and authority of the board in our management as are set forth in the resolution creating that committee. During the 1999 fiscal year, each of the incumbent directors of the board attended 75% or more of the board meetings. The board maintained an audit committee and a compensation committee during the 1999 fiscal year having responsibility in specific areas of board activity, the duties and responsibilities of which are described below. Neither the audit committee nor the compensation committee met during the 1999 fiscal year.

    Pursuant to the agreements by which we acquired YPtel Corporation, our board of directors immediately following the closing of the acquisitions of YPtel, Web YP and Big Stuff was restructured so that three directors were appointed by our board of directors prior to the acquisitions of YPtel, Web YP and Big Stuff and three directors were appointed by Imperial Capital Limited, a Canadian company that acted as custodian for certain of the YPtel stockholders. When two experienced Internet executives are identified, the reconstituted board would increase its size and appoint these two individuals to our board.

AUDIT COMMITTEE

Members:  George D. Anderson and David M. Mitchell

    We anticipate that the audit committee will determine the scope of and the plans for the annual audit of our books and records and will review, evaluate and advise the board with respect to the engagement of independent public accountants. We intend that the audit committee will also review the results of the annual audit and the audit report and that it will meet periodically with the independent public accountants to review the adequacy of our internal accounting procedures. When circumstances dictate, the audit committee will review and make recommendations to the board with respect to the propriety of any contemplated transactions between us and our officers, directors and entities controlled by them.

COMPENSATION COMMITTEE

Members:  Rod K. Cutsinger and Wilmot L. Matthews

    The compensation committee consults with our chief executive officer. This committee also recommends to the board the compensation of the chief executive officer and determines the compensation and remuneration of the other executive officers and makes awards to executive officers and others under our employee incentive plans.

DIRECTOR COMPENSATION

    Directors on our board who are also employees receive no directors' fees but are eligible to receive, and have received, grants of stock options under our 1997 Stock Awards Plan. Non-employee directors receive fees of $1,000 for each board meeting in which they participate in person, and are reimbursed for expenditures incurred in attending and returning from board meetings.

    Non-employee directors also receive options to purchase shares of our common stock pursuant to the 1997 Nonqualified Stock Option Plan for Non-Employee Directors. Non-employee directors elected or appointed to the board will receive options to acquire 15,000 shares of our common stock on the date of their initial election or appointment. Additional non-qualified stock options to acquire 5,000 shares of our common stock will thereafter be awarded to each director on the date of the Annual Meeting of Stockholders at which he or she is reelected to serve an additional three-year term. In both cases, the exercise price of the stock options granted is the fair market value on the date of the grant.

    The board is considering implementing a new director compensation package designed to attract and retain qualified non-employee directors. The board has retained an independent consulting firm to help it determine an appropriate compensation package.

    Mr. Todd Feist, who was reelected to the board at the Special Meeting of Stockholders on February 16, 2000, but who subsequently resigned upon the acquisition of YPtel, Web YP and Big Stuff, received options to purchase 5,000 shares of our common stock with an exercise price equal to the closing price of our common stock on that date in accordance with the terms of the Non-Employee Director Plan.

    As consideration for their efforts in negotiating the terms of the acquisitions of YPtel, Web YP and Big Stuff, we awarded warrants to purchase 30,000 shares of our common stock to one current non-employee director, Mr. Cutsinger, and two former non-employee directors, Messrs. Robert F. Benton and Marvin C. Moses. The warrants have a strike price of $6.96 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Reginald Hollinger, a former managing director and group head of the Telecommunications Investment Banking Group at PaineWebber Incorporated and a former member of the Investment Banking Division's Management Committee, was also a member of the board's compensation committee from February 1998 until his resignation from the board effective April 30, 1999. PaineWebber is one of our investment banking firms and served as the lead manager in our IPO. Neither our board at the time nor Mr. Hollinger, during the time he served on our board, believed these relationships affected in any manner his ability to serve on, or fulfill our obligations to us and our stockholders as a member of the compensation committee of the board. To date, we incurred liabilities to PaineWebber of $1,828,000 for investment banking services rendered to us in 1999, including $1,250,000 in connection with the fairness opinion rendered to us relating to the acquisitions of YPtel, Web YP and Big Stuff. Mr. Hollinger resigned from PaineWebber on April 30, 1999, to take a position with another firm, at which time he also resigned from our board.

    Our board of directors maintained a compensation committee during the year ended December 31, 1999. However, due to the need to retain key employees during 1999 as we changed our focus, strategy and direction, the full board made many of the compensation decisions directly and approved other recommendations regarding compensation which were made to it by the compensation committee. Our employees who were also directors and who therefore participated in deliberations of our board concerning executive officer compensation are identified below.

       1.  Richard O'Neal, Chairman and Chief Executive Officer.

       2. James F. Cragg, a former director, president and chief operating officer through June 30, 1999.

       3. William H. Zimmer, a former director and former chief financial officer through September 30, 1999.

       4. Todd Feist, an executive officer until November 19, 1999, and a member of the board of directors through the acquisitions of YPtel, Web YP and Big Stuff in February 2000.

       5. Fred Thurman, executive officer until November 19, 1999, and a member of the board of directors through the acquisitions of YPtel, Web YP and Big Stuff in February 2000.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    SEC regulations require that proxy statements prepared by public companies in connection with stockholder meetings at which directors are to be elected contain a report that summarizes the bases on which remuneration paid to the chief executive officer and the other executive officers during the prior fiscal year was determined. The report is to appear over the names of the entire board of directors or the compensation committee of the board. This report provides the information required. Because the full board made all of the compensation decisions directly during the 1999 fiscal year, the following discussion applies to compensation decisions made by those members of the full board who were members of the board during the 1999 fiscal year.

    Each executive officer's compensation is determined annually by the disinterested members (the "Members") of the board based upon the recommendations of the compensation committee of the board, unless otherwise provided by their employment agreements. The Members also receive input from the chief executive officer regarding compensation of all executive officers other than the chief executive officer, who considers the same criteria as those considered by the compensation committee, as described below.

    The components of our executive compensation program consist of base salaries, cash bonuses and long-term incentives, as more fully described below. Our compensation program is structured and administered to support our business mission and to generate favorable returns for our stockholders in the process. The program is designed to provide base salaries that represent competitive compensation for our executive officers, and incentive compensation and long-term incentives that motivate our executive officers to achieve strategic business objectives over the long-term

    In addition to competitive compensation information, the Members evaluate certain qualitative factors, such as the chief executive officer's and the compensation committee's perceptions of each executive officer's performance (i.e., experience, responsibilities assumed, demonstrated leadership ability and overall effectiveness) during the preceding year. Other factors considered by the Members in formulating base salary recommendations include the level of an executive's compensation in relation to our other executives with the same, more and less responsibilities than the particular executive, inflation, the performance of the executive's division or group in relation to established operating budgets, and our guidelines for salary increases to non-executive employees which are determined as a part of our annual budgeting and planning process. Additionally, for executive officers who join us as a result of an acquisition, pre-acquisition compensation packages are considered, and post-acquisition compensation arrangements for those executive officers are often set forth in employment contracts with specified terms.

    We maintain a stock awards plan designed to provide a means through which we may attract able employees and to provide a means whereby those key employees upon whom the responsibilities of the successful administration and management of our company rest, and whose present and potential contributions to our welfare are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for our company and their desire to remain in our employ. A further purpose of the stock awards plan is to provide such key employees with additional incentive and reward opportunities designed to enhance the profitable growth of our company. Accordingly, the stock awards plan provides for granting incentive stock options, options which do not constitute incentive stock options, stock appreciation rights, restricted stock awards, performance awards, phantom stock awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee.

    The compensation committee considers the same factors and criteria to determine the compensation of the chief executive officer as for other executive officers. Our chief executive officer has entered into a three-year employment agreement (through February 18, 2001) that provides for a base salary of $300,000 and a bonus potential of 50% of base salary. For the fiscal year ended December 31, 1999, our chief executive officer did not receive a bonus.

    Although the entire board made all of the compensation decisions directly during the 1999 fiscal year, only the following directors served on the board during the 1999 fiscal year:

           Rod K. Cutsinger      David M. Mitchell     Richard O'Neal

    Being all the Members of the Board of Directors who were Members of the Board during the 1999 fiscal year

EMPLOYMENT AGREEMENTS

    Upon their employment in December 1997, Messrs. Cragg and Zimmer entered into six year employment agreements with us providing for their employment at annual base salaries of $175,000 and $185,000, respectively. The agreements provided for a bonus potential equal to 100% of base salary for Mr. Cragg and 50% of base salary for Mr. Zimmer. The agreements also provided for the annual grant of options to purchase up to 50,000 shares of our common stock each at the current market price on the date of grant, if certain targets set by the compensation committee were met.

    Under the terms of their respective agreements, Messrs. Cragg and Zimmer would have been entitled to their base salaries for a period of two years if either were to resign after a change in our ownership or management that significantly altered their job responsibilities or compensation. Further, under the terms of the 1997 Stock Awards Plan under which their options were granted, their options would have vested immediately upon their resignation following a change of control or the termination of their employment other than "with cause" as defined.

    In November 1998, after the resignation of Mr. Anthony from his position as president and chief executive officer, Mr. Cragg was appointed president and chief operating officer and his salary was raised to $200,000 per year. In all other respects, his employment contract remained the same.

    When our board decided to change its business focus, strategy and direction, the compensation committee determined that the employment arrangements of Messrs. Cragg and Zimmer would need to be revised. The compensation committee recognized that while both might desire to resign given the restructuring of our operations, it was important to provide each of them with an incentive to remain with us at least in the short term. The compensation committee and ultimately the board concluded that the efforts of Messrs. Cragg and Zimmer would be required until an agreement for the acquisition of YPtel had been executed and interim financing intended to provide working capital sufficient until the closing of the acquisitions had been obtained.

    In late April 1999, both Messrs. Cragg and Zimmer executed severance agreements related to the termination of their employment and their resignations as directors of our board. The agreements that each entered were similar and provided that:

    - their new employment terms would terminate on the later to occur of:

      --  June 30, 1999; or

      --  the signing of the agreement providing for our acquisition of YPtel.

    - the options each had received upon their initial employment with us and the performance options which had been awarded to each of them would vest upon the termination of their employment;

    - each had received performance options to purchase 50,000 shares of our common stock for 1998.

    - upon execution of their respective letter agreements, each would receive our restricted common stock that would be forfeited if:

      --  the individual did not remain with us and fulfill his employment
      obligations through the end     of the new term; or

      -- the individual did not sign a mutual release and settlement agreement with us.

      --  Mr. Cragg was awarded 38,000 shares of restricted stock.

      --  Mr. Zimmer was awarded 20,000 shares of restricted stock.

    - the exercise period of their respective options would extend until one year from the date of the termination of their respective employment, but no shares purchased upon exercise could be sold within ninety days of their respective terminations;

    - each would receive two years' base salary from the date of their respective termination of employment with us; and

    - each would be entitled to a performance bonus for the 1999 fiscal year as approved by our board of directors, on a pro-rata basis based on the effective date of their respective terminations of employment.

    Although the interim financing with the subsidiary of Bank of America Corporation closed May 14, 1999, and the acquisition agreements were executed effective June 3, 1999, Mr. Cragg remained with us through June 30, 1999, at which time he resigned as president, chief operating officer and as a director of our board. Mr. Zimmer remained with us through September 30, 1999, at which time he resigned as executive vice president, chief financial officer, secretary and treasurer and as a director of our board.

    Mr. Richard O'Neal has entered into a three-year employment agreement (through February 18, 2001) that provides for a base salary of $300,000 and a bonus potential of 50% of base salary. If we terminate Mr. O'Neal's employment other than for cause, as defined in his agreement, or if Mr. O'Neal resigns under circumstances that he reasonably believes were contrived by Great Western to elicit his resignation, or after a change in control of WorldPages.com, Inc., Mr. O'Neal shall be entitled to continue to receive his base salary until the scheduled expiration date of his employment agreement.

    In connection with the sale of FirsTel and Feist Long Distance, we paid Messrs. Thurman and Feist $319,217 and $133,407, respectively, in settlement of our obligations to them under their respective employment agreements.

    Mr. Michael A. Pruss entered into an employment agreement with us to serve as our Chief Financial Officer. The agreement provides for a two-year term ending November 19, 2001, which may be renewed for successive one-year periods upon our mutual agreement with Mr. Pruss. Under the terms of the agreement, Mr. Pruss is entitled to a base salary of $130,000 per year and is eligible for a cash performance bonus of up to 50% of his base salary and additional option grants to be awarded at the discretion of the compensation committee of our board of directors. Mr. Pruss' employment agreement provides that if we terminate his employment without cause or due to a change of control as defined, he will be entitled to receive his base salary for a period of twelve months following the date of his termination.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                                 ----------------------------------
                                                                                         AWARDS          PAYOUTS($)
                                                  ANNUAL COMPENSATION            ----------------------  ----------
                                        ---------------------------------------     (F)         (G)
                                                                       (E)       RESTRICTED  SECURITIES     (H)          (I)
                 (A)                                               OTHER ANNUAL    STOCK     UNDERLYING     LTIP      ALL OTHER
               NAME AND                 (B)      (C)       (D)     COMPENSATION    AWARDS     OPTIONS     PAYOUTS    COMPENSATION
          PRINCIPAL POSITION            YEAR  SALARY($)  BONUS($)      ($)          ($)         ($)         ($)          ($)
--------------------------------------  ----  ---------  --------  ------------  ----------  ----------  ----------  ------------
Richard O'Neal                          1999   300,000     -0-        -0-          -0-         -0-        -0-           -0-
  Chairman, Chief Executive Officer     1998   300,000     -0-        -0-          -0-        225,000(1)  -0-           -0-
  and President

Michael A. Pruss(2)                     1999   100,000    50,000      -0-          -0-         50,000     -0-            2,250(7)
  Vice President, Secretary and Chief   1998    67,897     -0-        -0-          -0-         75,000(1)  -0-              462(7)
  Financial Officer

James F. Cragg(3)                       1999   199,038     -0-        -0-         223,060      50,000     -0-           -0-
  Former President and Chief Operating  1998   175,000    87,500      -0-          -0-        137,500(4)  -0-              808(7)
  Officer                               1997    -0-      100,000      -0-          -0-        425,000(5)  -0-           -0-

William H. Zimmer III(6)                1999   185,415     -0-        28,600      117,400      50,000     -0-           -0-
  Former Executive Vice President and   1998   185,000    47,500      -0-          -0-        175,000(4)  -0-              427(7)
  Chief Financial Officer               1997    -0-       50,000      -0-          -0-        350,000(5)  -0-           -0-

--------------------------

 (1) Includes original stock option awards for 150,000 shares to Mr. O'Neal and 50,000 shares to Mr. Pruss which were canceled and replaced with new options in connection with the company's repricing on December 13, 1998. The replacement options for 75,000 shares to Mr. O'Neal and 25,000 shares to Mr. Pruss are also included in the total 1998 option awards.

 (2) Mr. Pruss was appointed Vice President, Secretary and Chief Financial Officer effective October 1, 1999. Prior thereto he was Vice President and Controller since April 1998.

 (3) Mr. Cragg was promoted from executive vice president sales and marketing to president and chief operating officer in November 1998 and subsequently resigned from those positions and from the board effective June 30, 1999. The value of Mr. Cragg's restricted stock awards at December 31, 1999, was $517,940.

 (4) These options were awarded on December 13, 1998, to replace non-qualified stock options to purchase twice as many shares originally granted to the named executive officer.

 (5) Stock option awards for 275,000 shares to Mr. Cragg and for 350,000 shares to Mr. Zimmer granted in 1997 were canceled and replaced by the options described in footnote (4) above.

 (6) Mr. Zimmer resigned from his position and from the board effective September 30, 1999. "Other Annual Compensation" for Mr. Zimmer in 1999 represents taxable reimbursement of relocation costs. The value of Mr. Zimmer's restricted stock awards at December 31, 1999 was $272,600.

 (7) "All Other Compensation" represents our matching contributions under its Employee Stock Purchase Plan and 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information as to options grants in fiscal 1999 to the persons named in the Summary Compensation Table.

                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                           INDIVIDUAL GRANTS                      ANNUAL RATES OF STOCK
                         -----------------------------------------------------   PRICE APPRECIATION FOR
                                  (B)                  (C)                           OPTION TERM(1)
                               NUMBER OF           % OF TOTAL          (D)       -----------------------
                         SECURITIES UNDERLYING   OPTIONS GRANTED   EXERCISE OR      (E)
          (A)               OPTIONS GRANTED      TO EMPLOYEES IN   BASE PRICE    EXPIRATION      (F)         (G)
         NAME                      #               FISCAL YEAR      ($/SHARE)       DATE        5%($)       10%($)
         ----            ---------------------   ---------------   -----------   ----------   ----------   --------
Richard O'Neal.........       -0-                       N/A             N/A            N/A         N/A         N/A
Michael A. Pruss.......         50,000                 12.7            9.00       11/18/09     283,003     717,184
James F. Cragg.........         50,000                 12.7            5.88        6/30/00      21,485      43,704
William H. Zimmer
  III..................         50,000                 12.7            5.88        9/30/00      25,388      51,915

------------------------

 (1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast future appreciation, if any, of our stock price. We did not use an alternative formula for a grant date valuation, as we are not aware of any formula that will determine with reasonable accuracy a present value based on future unknown factors.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

    The following table provides information on the number and value of each such executive's unexercised options to acquire our common stock at December 31, 1999.

                                                                     EXERCISABLE/              EXERCISABLE/
                                                                     UNEXERCISABLE            UNEXERCISABLE
                                                                 ---------------------   ------------------------
                                                                          (D)                      (E)
                                                                       NUMBER OF                 VALUE OF
                                    (B)              (C)         SECURITIES UNDERLYING   UNEXERCISED IN-THE-MONEY
            (A)               SHARES ACQUIRED       VALUE         UNEXERCISED OPTIONS            OPTIONS
            NAME              ON EXERCISE(#)    REALIZED($)(1)       AT FY-END(#)            AT FY-END($)(2)
            ----              ---------------   --------------   ---------------------   ------------------------
Richard O'Neal..............         N/A                N/A          18,750/56,250            171,188/513,563
Michael A. Pruss............         N/A                N/A          25,000/50,000            228,250/231,500
James F. Cragg..............         N/A                N/A              337,500/0                3,312,375/0
William H. Zimmer III.......      75,000            337,750              150,000/0                1,369,500/0

------------------------

 (1) Calculated using the difference between the actual sales price of the underlying shares and the exercise price.

 (2) Based on the New York Stock Exchange closing price of our common stock on December 31, 1999 of $13.63.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MESSRS. ANDERSON AND CUTSINGER

                                   PROPOSAL 2
                  PROPOSAL TO RATIFY ISSUANCE OF COMMON STOCK

    On February 23, 2000, we completed a private placement of equity in which we raised $20 million of capital through the issuance of $20 million original principal amount of 5% convertible debentures and warrants to purchase 572,350 shares of our common stock. We sold the debentures and warrants to Halifax Fund, LP, Elliott Associates, L.P. and Westgate International, L.P. pursuant to a convertible debenture purchase agreement. The debentures are convertible, at the option of the holder, into shares of our common stock. We also signed a registration rights agreement with the investors, pursuant to which we must file a registration statement with the SEC to register the shares of common stock that the investors may receive upon the conversion of their debentures and the exercise of their warrants. A summary description of the debentures, the convertible debenture purchase agreement, the warrants and the registration rights agreement is provided below. You should read these descriptions in conjunction with the full text of the actual documents, which we included as exhibits to our Registration Statement on Form S-3, filed with the SEC on April 21, 2000.

    We are soliciting approval of the issuance of common stock to the investors upon the conversion of the debentures and the exercise of the warrants at the annual meeting because the continued listing requirements of the New York Stock Exchange require stockholder approval of the issuance of common stock if:

    - the common stock to be issued (a) will have voting power equal to or in excess of 20 percent (20%) of the voting power outstanding on the initial closing, or (b) the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding on the initial closing; and

    - the common stock is not issued at a price that is at least equal to the book value and the market value of the common stock.

    As described more fully below, the number and the effective price of the shares to be issued upon the conversion of the debentures and exercise of the warrants are not fixed. The number of shares issued MAY exceed 20% of the number of shares or voting power outstanding and MAY be issued at a price that is not at least equal to the book value and the market value of the common stock. Therefore, we are seeking stockholder approval of the issuance of the common stock upon the conversion of the debentures and exercise of the warrants.

REASONS FOR THE ISSUANCE OF THE DEBENTURES AND THE WARRANTS

    We issued the debentures and warrants to provide proceeds for working capital purposes and the repayment of senior indebtedness. Our board had determined that it would be in the best interest of our company and our stockholders that we seek to obtain subordinated financing of approximately $20 million at the same time that the senior debt was refinanced. Our management reviewed several alternative subordinated debt transactions and determined that the debenture financing described in this proxy statement had the most attractive terms overall.

CONVERTIBLE DEBENTURE PURCHASE AGREEMENT

    GENERAL. We signed a convertible debenture purchase agreement with the investors that contains terms and conditions that relate to our issuance of the debentures. Among other items, the purchase agreement contains several representations and warranties, covenants and options to purchase additional debentures and warrants. A description of these provisions of the purchase agreement is provided below.

    REPRESENTATIONS AND WARRANTIES. The purchase agreement contains representations and warranties that are customary for transactions that involve the issuance of convertible debentures and warrants.

    COVENANTS. The purchase agreement contains covenants that impose several restrictions and requirements on our future activities. Among other things, these covenants address matters that include:

    - Continued registration and listing of our common stock;

    - Prohibition against dividends and distributions on common stock and restriction against purchase of equity securities;

    - Use of proceeds: only for working capital purposes and the repayment of senior indebtedness;

    - Agreement to provide the investors with the opportunity to provide the financing in any offerings of our equity securities or securities convertible into our equity securities;

    - Anti-dilution protection for certain selected private placements of common stock or convertible securities within 180 days of the initial closing date that contain a lower conversion rate than the debentures or that the investors deem to have more favorable terms than the debentures;

    - Reservation of shares for issuance upon conversion;

    - All indebtedness to be subordinated to the debentures except: Any debt other than (a) trade payables incurred in the ordinary course of business consistent with past practices, (b) capitalized lease obligations not to exceed $2 million in the aggregate and (c) our existing senior credit facility not to exceed $60 million under certain conditions but in no event to exceed $120 million;

    - Agreement to use best efforts to obtain stockholder approval of the shares issuable upon conversion of the debentures;

    - Limit on number of shares available for conversion to 8,785,351 until we receive the stockholder approval sought by this proposal; if the investors exceed this limit and we have not received the stockholder approval, then we must redeem the remaining unconverted debentures at the higher of (a) the cash value that would be received upon the conversion of the debentures and the subsequent sale of the common stock received at the then prevailing market price and (b) 130% of the outstanding principal amount of the debentures, plus accrued and unpaid interest and default payments then in effect. If the subordination agreement executed between the investors and our senior lenders prevents the redemption as described, we must pay default payments to the affected holders for each 30-day period that the holders may not redeem additional debentures. Please see "Registration rights agreement" below for a description of the other events that mandate default payments and the calculation of default payments;

    OUR PUT OPTION ON ADDITIONAL DEBENTURES. Under the purchase agreement, we have a one-time option to compel the investors to purchase up to an additional $5 million of principal amount of convertible debentures. If we exercise this option, the investors will pay us a cash amount equal to the principal amount of additional debentures issued. Additionally, if we exercise this option, we are required to issue to the investors additional warrants to purchase shares of our common stock. The number of additional warrants to be issued is contingent upon the principal amount of additional debentures sold and the average market price of our common stock for the ten trading days immediately preceding the date of the issuance of the additional debentures. We may exercise this option only if certain conditions are satisfied, including:

    - We give appropriate written notice of the option exercise;

    - We have not experienced an event that would have a material adverse effect on our business, operations, properties or financial condition;

    - No default on our obligations under the debentures shall have occurred, be likely to occur or be threatened, as of the date of written notice to investors and the date of issuance of the additional debentures;

    - The closing bid price of our common stock on the New York Stock Exchange on the date of the written notice to investors and the date of issuance of the additional debentures exceeds $12.00 (as of May 1, 2000, the closing bid price of our common stock on the New York Stock Exchange was $6.5);

    - We satisfy all of our closing conditions in the purchase agreement as if they apply to the closing of the issuance of the debentures and warrants pursuant to our option; and

    - Our stockholders approve the issuance of common stock sought by this proposal.

This option may not be exercised until 30 days after, and expires 120 days after, the initial closing of the sale of the debentures on February 23, 2000.

    INVESTOR CALL OPTIONS ON ADDITIONAL DEBENTURES. The purchase agreement provides the investors with two options to acquire additional debentures. First, if we exercise our option to compel the investors to purchase additional debentures, the investors have a one-time option to compel us to sell up to another $2.5 million of principal amount of debentures and issue additional warrants to purchase our common stock. This option expires 150 days after the initial closing of the sale of the debentures. Second, the investors may also require us to sell up to another $2.5 million in principal amount of debentures. This option is exercisable in the sole discretion of each investor at any time within 270 days of the initial closing of the sale of the debentures. To exercise either of these options, the investors must satisfy certain conditions.

    INDEMNITY. We agreed to indemnify the investors for any loss, cost or damages that they incur as a result of a breach of our representations, warranties and covenants. Similarly, the investors agreed to indemnify us for any breach of their representations, warranties and covenants.

    EXPENSES. Under the purchase agreement, we reimbursed the investors $86,000 for their reasonable expenses, including attorneys' fees, incurred by the investors in connection with the preparation, negotiation, execution and delivery of the purchase agreement, the debentures, the warrants, the registration rights agreement and other related documents. We also agreed to pay up to $25,000 of any similar investor expenses for each additional $5 million principal amount of debentures that are issued pursuant to debenture options.

DEBENTURES

    GENERAL. We must repay the debenture holders the principal amount outstanding under each debenture on February 23, 2006. While outstanding, each holder is to receive interest payments in the amount of 5% per annum on the principal amount of their debenture. Upon the occurrence of any event of default, interest will begin to accrue at an increased rate of the lower of
(a) the per annum prime interest rate charged by Citibank, plus 6%, or (b) the highest interest rate permitted by law. The interest payments compound semi-annually and are payable in arrears on the first day of January and July of each year. Interest payments begin on July 1, 2000.

    INTEREST PAYMENT-IN-KIND OPTION. In lieu of distributing cash to a debenture holder on an interest payment date, we may elect, subject to certain conditions, to add the amount of the interest payment to the outstanding principal amount of the holder's debenture. The investors may then elect to either receive future interest payments in cash or to have the payment added to the outstanding principal amount of the debenture.

    CONVERSION. The debenture is convertible, in whole or in part, into shares of our common stock at any time. The number of shares to be received by the holder upon conversion is determined by the following formula:

                                    P + I +D
                                ________________
                                conversion price

    - P=outstanding principal amount of debenture submitted for conversion. As this number increases, the number of shares issued upon conversion will increase.

    - I=accrued but unpaid interest on redeemed principal amount, if any. As this number increases, the number of shares issued upon conversion will increase.

    - D=default payments on redeemed principal amount, if any. As this number increases, the number of shares issued upon conversion will increase.

    - conversion price=$15.6269, subject to adjustments as described below. As this number increases, the number of shares issued upon conversion will decrease.

    The following table shows the number of shares of common stock issuable if the holders converted all of the outstanding debentures as of March 31, 2000, based on the initial conversion price of $15.6269:

                                                OUTSTANDING      NUMBER OF SHARES OF
HOLDER                                        PRINCIPAL AMOUNT      COMMON STOCK
------                                        ----------------   -------------------
Halifax Fund, LP                                $15,000,000            959,883
Elliott Associates, L.P.                        $ 2,500,000            159,981
Westgate International, L.P.                    $ 2,500,000            159,981

    ADJUSTMENTS TO CONVERSION PRICE. On August 23, 2000, February 23, 2001, August 23, 2001 and February 23, 2002, the debenture calls for the calculation of the average market price for our common stock on the ten trading days immediately following the above dates. If the average market price calculated is lower than the conversion price then in effect, the conversion price will reset to the average market price calculated pursuant to the previous sentence.

    In the event that (a) the subordination agreement between the investors and our senior lender prevents the holders from exercising any conversion rights or receiving any cash payments or (b) we fail to repurchase the debentures as required or fail to make any cash payments required under the debenture, the convertible debenture purchase agreement or the registration rights agreement, the conversion price will adjust to the lowest market price for our common stock on any of the 5 days prior to our receipt of a conversion notice if that price is lower than the then current conversion price.

    However, the maximum amount of additional shares issuable due to the reset of the conversion price under this provision is 400,000 shares of common stock, subject to adjustments in the event of any stock splits, stock dividends or other dilutive events with respect to shares of our common stock.

    OPTIONAL REDEMPTION OF THE DEBENTURES BY THE COMPANY. If the above-described reset will result in a conversion price below $7.11 and we satisfy other conditions set forth in the convertible debenture purchase agreement, we may periodically elect to redeem, subject to restrictions in the senior debt as described below under the caption "Subordination Agreement," all of the outstanding debentures by giving irrevocable, written notice to the holders of the debentures of our election. The redemption price is 110% of the outstanding principal amount of the debentures if the notice of redemption is given before February 23, 2001, and increases to 115% of the outstanding principal amount for any notice given after that date. The redemption price must also include accrued but unpaid interest. If we fail to pay the full redemption price when due, we will lose the right to redeem the debentures, and the holders may require us to repurchase all or a portion of the debentures at 110% of the previously applicable redemption price.

    REDEMPTION UPON CHANGE OF CONTROL. Upon a change of control transaction, a holder may require us to redeem, subject to restrictions in the senior debt as described below under the caption

"Subordination Agreement," its debentures at 110% of the outstanding principal amount, plus all accrued but unpaid interest and penalties. The holder has 10 days from the commencement of the transaction to elect redemption. Change of control transactions generally include:

    - Any transaction in which an excess of 50% of our voting power is transferred through merger, consolidation, tender offer or similar transaction;

    - Any person or entity or its affiliates and associates acquires beneficial ownership of more than 50% of our voting power; and

    - The failure of Richard O'Neal to be a member of our board of directors or to own beneficially 70% percent or more of the common stock owned by him on the initial closing date.

    OTHER ADJUSTMENT OF CONVERSION PRICE. The conversion rate may be subject to further adjustment if the registration statement registering the resale of the common stock issuable upon the conversion of the debentures or exercise of the warrants is not declared effective by the SEC within 120 days of the initial closing of the sale of convertible debentures. A description of this adjustment appears in the summary of the registration rights agreement.

    CUSTOMARY ANTI-DILUTION FEATURES. The debentures contain customary anti-dilution provisions that mandate changes in the conversion price of the debentures upon the occurrence of certain dilutive events.

    TERMS OF DEBENTURES ISSUED PURSUANT TO OPTIONS. If any additional debentures are issued as a result of our put option, they will have the same terms as the debentures issued on the initial closing, except (a) the debentures will mature six years from the date of issuance, (b) the conversion price shall be 110% of the average market price of our common stock on the 10 days preceding the issuance of any additional debentures, (c) the conversion price shall reset as described above on the 6 month, 12 month, 18 month and 24 month anniversary of the issuance of the debenture and (d) our ability to redeem the debentures upon the decrease of the conversion price depends on whether the applicable reset price would be less than 50% of the average trading price of our common stock on the 10 days preceding the issuance of the applicable option debenture. If we issue additional debentures as a result of the exercise of the investor call option that is independent of our put option, these additional debentures will have the same terms as the debentures issued on the initial closing, except
(x) the conversion price of the debentures issued on the initial closing will be adjusted to reflect any adjustments made to the conversion price of debentures issued on the initial closing, other than the reset procedures previously described and (y) the debentures will mature six years from the date of issuance.

    EVENTS OF DEFAULT.  Events of default in the debentures include:

    - The failure to make interest payments within 5 days of when due;

    - A breach of our representations, warranties and covenants in the purchase agreement, the warrant, the registration rights agreement or other related documents;

    - We become insolvent or become subject to a bankruptcy proceeding or any type of trustee, liquidator or receiver is appointed that is not discharged within 45 days;

    - Our senior lender accelerates our debt obligations or we are in default or subject to acceleration of any debt that exceeds $1 million; or

    - We announce a "going private" transaction under Rule 13e-3 promulgated pursuant to the Securities Exchange Act of 1934 or a tender offer under Rule 13e-4 promulgated pursuant to the Securities Exchange Act of 1934.

    Upon an event of default, the interest rate payable on the debentures increases, and we must redeem all outstanding debentures at the greater of
(a) 110% of the outstanding principal amount of the debenture, plus accrued but unpaid interest and default payments and (b) the cash value of the common stock that would be received upon conversion of the debenture on the date of the event of default.

WARRANTS

    In connection with the issuance of the debentures, we issued warrants to purchase up to 572,350 shares of our common stock. The warrants are exercisable in whole in or in part at an initial exercise price of $18.4681 per share of common stock, and expire on February 23, 2005. The exercise price and number of shares issuable pursuant to the warrants may change in the event of any stock split, stock dividend, reorganization or reclassification. The number of shares and exercise price may also change if we make any distributions of our assets, indebtedness or other shares of our capital stock to holders of our common stock. Any warrants issued in connection with the exercise of options for additional debentures under the convertible debenture purchase agreement would have identical terms, except that (a) the initial exercise price will be 130% of the average market price of our common stock on the 10 days preceding the issuance of any additional debentures and (b) the additional warrants will expire six years from the date of issuance.

RESTRICTIONS ON CONVERSION OF DEBENTURES AND EXERCISE OF WARRANTS

    Holders generally may not convert their debentures or exercise their warrants to the extent that the conversion or exercise would result in beneficial ownership of more than 9.9% of our outstanding common stock by the holder and its affiliates. The debentures and warrants contain detailed provisions by which holders may increase, decrease, waive or otherwise alter the percentage of restricted beneficial ownership upon appropriate notice to the company. Each time that a holder acquires shares of our common stock, they agree to covenant at that time not to acquire additional shares of common stock for 61 days if the additional acquisitions would result in the violation of the then applicable restricted percentage of beneficial ownership.

REGISTRATION RIGHTS AGREEMENT

    GENERAL. We signed a registration rights agreement that requires us to prepare a registration statement for all securities issuable upon the conversion of the debentures or the exercise of the warrants, and we agreed to use our best efforts to file the registration statement with the SEC within 60 days of the initial closing and take other necessary actions in order to have the registration statement become effective within 120 days of the initial closing.

    PENALTIES FOR DELAYED REGISTRATION. If the SEC does not declare the registration statement effective within 120 days after the initial closing, the debenture conversion price will be reduced by 1%. If the registration statement is not declared effective within 150 days after the initial closing, the conversion price will be reduced an additional 1.5% for each subsequent 30-day period or portion thereof during which the registration statement remains uneffective. If a registration statement is not declared effective by the SEC within 180 days after the initial closing of the debentures, the holders will have the right to provide us with a written notice that compels us to elect one of the two options listed below:

    - Mandatory redemption at a premium: This option requires us to redeem, subject to restrictions in the senior debt, the debentures at the greater of (a) 120% of outstanding principal amount, plus accrued and unpaid interest and default payments, or (b) the cash market value that would be received upon conversion of the debenture and an immediate subsequent sale of the common stock received at the then prevailing market price AND to repurchase any shares of common stock that were issued to the holders in connection with the exercise of the warrants or conversion of the debentures at 120% of the market price at the time the shares were issued. If we fail to promptly pay the amounts required, the holders may then require us to pay 110% of the prices described above and also pay the default payments listed below without the benefit of the 18% ceiling. We would not be required to redeem these securities if by doing so we would violate Section 160 of the Delaware General Corporation Law relating to the availability of funds for such redemption.

    - Cash default payments: This option requires us to make cash payments equal to 3% of the sum of (a) the outstanding principal amount of the debentures, (b) accrued but unpaid debenture interest and (c) accrued but unpaid or unrecognized previous default payments. Payments accrue for each 30 day period or portion thereof during which the registration statement remains uneffective. The total amount of payments made may not exceed, in any 365 day period, 18% of the base amount upon which the default payments are calculated.

If we do not elect either option within three days of the written notice from the holders, we must make the default payments.

    ADDITIONAL PENALTIES. The registration rights agreement imposes penalties on us if we are unable to satisfy additional conditions relating to the registered securities. These conditions include:

    - Listing. We must list the common stock issuable upon the conversion of the debentures and exercise of the warrants on an approved securities exchange. Approved securities exchanges include the New York Stock Exchange, the American Stock Exchange and the NASDAQ National Market. If we fail to promptly make the required listings, we must pay default payments in accordance with the default payment option for each 30-day period or portion thereof until we make the required listings.

    - Delisting. Upon the delisting of the shares of common stock from all approved securities exchanges for 5 consecutive trading days, the holders may elect to require us (a) to pay cash default payments described above in accordance with the default payment option for each 30-day period or portion thereof that our common stock is delisted or (b) redeem their securities at a premium as described above.

    - Blackout periods. If the holders are unable to sell our common stock on an approved securities exchange for more than 10 consecutive days or 30 days in any calendar year, we generally must make a default payment in accordance with the default payment option for each 30-day period or portion thereof that our common stock may not be sold.

    - Conversion deficiency. We must make cash default payments as described above for each 30-day period or portion thereof that we do not have a sufficient number of shares available for conversion of the debentures for any reason other than restrictions imposed in the purchase agreement that limit the number of shares issuable until stockholder approval of this proposal is obtained. The holder may also require us to redeem a portion or all of the debentures that are not convertible as a result of the deficiency at a premium as described above.

    - Failure to make cash default payments. If we do not make any cash default payments or we do not reduce the conversion price as required under the registration rights agreement, the holders will have an option to require us to redeem the debentures, subject to restrictions in the senior debt, and repurchase any related shares of common stock at a premium as described above.

    EXPENSES. We agreed to pay all expenses incurred in connection with the registration rights of each holder. These expenses include legal fees incurred by the holders up to $100,000, less any fees we previously paid under the purchase agreement. The holders will pay all underwriting discounts and selling commissions applicable to the registered securities.

SUBORDINATION AGREEMENT

    In connection with the issuance of the debentures and warrants, the investors signed a subordination agreement with our senior lender that
(a) limits the ability of the investors to exercise remedies under the debenture, purchase agreement and registration rights agreement and (b) limits the right of the investors to receive cash payments on the debenture.

    The subordination agreement prohibits the redemption of the debentures or the repurchase of shares of our common stock issued in connection with the conversion of the debentures or exercise of the warrants as long as any of our senior debt remains outstanding. As a result, even if the investors have the right to require us to redeem the debentures and common stock, we will not be required to redeem the securities as long as our senior debt is outstanding.

    In addition, the subordination agreement limits the investors' rights to cash default payments under the debentures, the purchase agreement and the registration rights agreement. If we are not in default on our senior debt, we may pay the investors 2 monthly cash default payments in any calendar year if the monthly payments do not exceed 3% of the outstanding principal balance of the debentures. As long as we are not in default on our senior debt, we can make regularly scheduled principal and interest payments on the debentures.

    If we default on any payment on our senior debt, then we may not make any cash payments to the holders of the debentures. If there is a default on our senior debt other than a payment default, then we may not make any cash payments to the holders of the debentures until the earliest of the date that (a) the default is cured or waived, (b) the senior debt is paid in full or (c) is 180 days from the date of delivery of the default notice. From and after that time and until another default on our senior debt occurs, we may make regularly scheduled principal and interest payments on the debentures and we may make up to 2 monthly cash default payments per calendar year, provided that the monthly payments do not exceed 3% of the outstanding principal balance of the debentures.

CONSEQUENCES IF THE STOCKHOLDERS DO NOT APPROVE THE PROPOSAL

    If we do not obtain stockholder approval for the issuance of common stock upon the conversion of the debentures and exercise of the warrants, we may be subject to the following adverse consequences. First, if we do not exercise our best efforts to obtain this stockholder approval, then we would be in breach of the purchase agreement and be in default under the terms of the debenture. A default under the debenture results in increased interest on the debentures, and we must also redeem all outstanding debentures at the greater of (a) 110% of the outstanding principal amount of the debenture, plus accrued but unpaid interest and default payments and (b) the cash value of the common stock that would be received upon conversion of the debenture on the date of the event of default.

    Second, if we are not able to convert all of the debentures or allow the exercise of all of the warrants because the number of shares to be issued would exceed the number allowed under the NYSE rules, then, with respect to the debentures we could not convert,

    - We could be required to redeem the unconverted portion of the debentures at the higher of (a) the cash value that would be received upon the conversion of the debenture and the subsequent sale of the common stock received and (b) 130% of the outstanding principal amount of the debentures, plus accrued and unpaid interest and default payments then in effect; and

    - We could be required to make cash default payments with respect to the unconverted portion of the debentures as described above.

    In that regard, our directors and officers owning 11,479,142 shares of common stock in the aggregate have advised us that they intend to vote in favor of the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE ISSUANCE OF COMMON STOCK UPON THE CONVERSION OF THE DEBENTURES AND EXERCISE OF THE WARRANTS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2000, by:

    --  each director, including the two nominees for election as directors;

    -- each executive officer and former executive officer named in the Summary Compensation Table; and

    --  all directors and executive officers as a group.

                                                  SHARES BENEFICIALLY OWNED(1)
                                           ------------------------------------------
                                                                        PERCENT OF
                                           NUMBER OF SHARES OF OUR         OUR
NAME**                                          COMMON STOCK         COMMON STOCK(15)
------                                     -----------------------   ----------------
George D. Anderson(2)....................            25,000(3)           *
James F. Cragg...........................           355,255(4)           *
Rod K. Cutsinger.........................         5,166,664(5)          11.7
Robert Flynn(2)..........................            20,000(6)           *
Wilmot Matthews(2).......................           282,389(7)           *
David M. Mitchell........................           201,144(8)           *
Richard O'Neal...........................         5,244,328(9)          11.7
Michael A. Pruss.........................           28,362(10)           *
William H. Zimmer III....................          156,000(11)           *
Executive officers and directors as a
 group (12 individuals)..................       11,479,142(12)          25.3

--------------------------
 *  Percentage of shares beneficially owned is less than 1.0%.

 ** The address of all the individuals named is C/O WorldPages.com, Inc., 390
    South Woods Mill Road, Suite 260, St. Louis, Missouri 63017.

 (1) Beneficial ownership includes shares of our common stock subject to options, warrants, rights, conversion privileges or similar obligations exercisable within 60 days for purposes of computing the ownership percentage of the person or group holding such options, warrants, rights, privileges or other obligations. Except as noted, each stockholder has sole voting and dispositive power with respect to all shares of our common stock beneficially owned by such stockholder.

 (2) Messrs. Anderson, Flynn and Matthews became directors on February 23, 2000, upon the closing of the acquisitions of YPtel Corporation, Web YP and Big Stuff.

 (3) Includes 25,000 shares of common stock subject to options and warrants.

 (4) Includes 270,000 shares of common stock subject to stock options.

 (5) Includes 4,867,921 shares of common stock owned by Consolidation Partners Founding Fund L.L.C., a limited liability company in which Mr. Cutsinger and his wife beneficially own of record 80% of the interests. The remaining interests are beneficially owned by trusts for the benefit of the Mr. Cutsinger's two adult children over which Rod K. Cutsinger has sole voting and dispositive power. These shares are the same shares referenced in footnote 1 of the table below.

 (6) Includes 20,000 shares of common stock subject to stock options and warrants.

 (7) Includes 45,000 shares of common stock subject to options and warrants.

 (8) Includes 20,000 shares of common stock subject to stock options.

 (9) Includes warrants to purchase 658,040 shares of common stock. A trustee for Mr. O'Neal's children owns 189,020 of these non-transferable, ten-year warrants. Also includes 37,500 shares of common stock subject to stock options.

(10) Includes 25,000 shares of common stock subject to stock options.

(11) Includes 130,000 shares of common stock subject to stock options.

(12) Includes 1,275,540 shares of common stock which such persons have the right to acquire upon the exercise of options and warrants.

    The following table sets forth information regarding all persons known to us to be the beneficial owner of more than five percent of our common stock as of February 28, 2000.

                                                                     PERCENTAGE
                                                    NUMBER            OF CLASS
NAME AND ADDRESS                                   OF SHARES    AT FEBRUARY 28, 2000
----------------                                  -----------   --------------------
Rod K. Cutsinger................................    5,166,664(1)         11.7%
  3355 West Alabama, Suite 580
  Houston, Texas 77098
Richard O'Neal..................................    5,244,328(2)         11.7%
  2400 Lakeview Drive
  Amarillo, Texas 79109
Consolidation Partners Founding Fund L.L.C......    4,867,921           11.1%
  3355 West Alabama, Suite 580
  Houston, Texas 77098

--------------------------

 (1) Includes 4,867,921 shares of common stock owned by Consolidation Partners Founding Fund LLC, a limited liability company in which Mr. Rod K. Cutsinger and his wife beneficially own of record 80% of the interests. The remaining interests are beneficially owned by trusts for the benefit of the Cutsingers' two adult children, over which Mr. Rod Cutsinger has sole voting and dispositive power. These shares are the same shares referenced in footnote 7 of the immediately preceding table.

 (2) Includes warrants to purchase 658,040 shares of common stock. A trustee for Mr. O'Neal's children owns 189,020 of these non-transferable, ten-year warrants. Also includes 37,500 shares of common stock subject to stock options.

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph compares our cumulative total stockholder returns with the cumulative total return of the S&P 500 Stock Index, the cumulative total return of a peer group of public companies that sells services similar to our telecommunications operations and the cumulative total return of the Russell 2000 Index. The companies included in the peer group index in addition to us are e.spire Communications, Inc.; GST Telecommunications, Inc; Hyperion Communications, Inc; ICG Communications, Inc.; ITC-DeltaCom, Inc.; McLeodUSA, Inc.; and US LEC Corp. Due to our shift in business strategy, however, we no longer consider this group of companies to be an appropriate peer group. We include it only as a basis for comparison of the index used in our last proxy statement to our newly selected index, the Russell 2000 Index. We chose the Russell 2000 Index because we do not believe that we can reasonably identify a peer group at this time.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           WORLDPAGES.COM, INC.  PEER GROUP  S & P 500  RUSSELL 2000
2/12/1998               $100.00     $100.00    $100.00       $100.00
12/98                    $29.91      $79.75    $121.53        $92.77
12/99                    $97.32     $191.48    $147.11        $91.39

                                                                 CUMULATIVE TOTAL RETURN
                                                              ------------------------------
                                                              2/12/98     12/98      12/99
                                                              --------   --------   --------
WorldPages.com, Inc.........................................   100.00      29.91      97.32
Peer Group..................................................   100.00      79.75     191.48
S & P 500...................................................   100.00     121.53     147.11
Russell 2000................................................   100.00      92.77      91.39

*   $100 INVESTED ON 2/12/98 IN STOCK OR INDEX-
    INCLUDING REINVESTMENT OF DIVIDENDS.
    FISCAL YEAR ENDING DECEMBER 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Richard A. O'Neal is an officer, director and owner of 50% of the outstanding voting securities of Big Stuff. During the fiscal year ended December 31, 1999, we paid Big Stuff approximately $1.3 million for yellow pages colorizing services. We believe that the amount paid to Big Stuff for colorizing services is equivalent to amounts that we would have paid an unrelated third party for similar services.

    We issued $8.4 million of 5% Subordinated Notes to Mr. O'Neal in connection with our acquisition of Great Western. The interest incurred on the 5% Subordinated Notes held by Mr. O'Neal during the fiscal year ended December 31, 1999, was $0.4 million. The principal and accrued interest were redeemed for 1,603,636 shares of our common stock in February 2000 at a redemption price of $5.50 per share. The redemption price was the same value per share that was agreed upon by us in connection with the acquisition of YPtel Corporation, an entity unrelated to us or our affiliates. Based on a closing price of our common stock of $15.6875 per share on February 23, 2000, Mr. O'Neal received stock valued at $25.2 million in redemption of the $8.8 million of indebtedness owed by us to O'Neal. Further, in connection with our acquisition of WebYP, Inc. and Big Stuff, Inc., Mr. O'Neal received 2,545,152 shares of our common stock valued at $39.9 million, based on a closing price of our common stock of $15.6875 per share on February 23, 2000, in exchange for his 30.4% ownership interest in Web YP and 50% ownership interest in Big Stuff and in exchange for $4.8 million of indebtedness owed to him by WebYP and Big Stuff. As of May 1, 2000, the closing bid price of our common stock on the New York Stock Exchange was $6.5.

    In connection with our merger with Interactive Media Services, Inc. ("IMS"), a trustee for Mr. O'Neal's children received: (i) 8,448 shares of IMS common stock, which converted into 61,185 shares of our common stock upon consummation of the merger, and (ii) a cash payment of $89,943.

    In our February 1998 acquisition of Valu-Line of Longview, Inc., one of our former telecommunications subsidiaries, we agreed to place David M. Mitchell on our board. The agreement also obligates our board to place Mr. Mitchell on its slate of nominees for election by our common stockholders prior to the expiration of his then existing term, so long as Mr. Mitchell owns at least 100,000 shares of common stock at the time of renomination. The board last nominated Mr. Mitchell and he was last elected to a three-year term as a director at the 1998 Annual Meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of and transactions in our common stock to the Securities and Exchange Commission. Copies of these reports are also required to be supplied to us. We believe, based solely on a review of the copies of such reports that we have received, that all applicable
Section 16(a) reporting requirements were complied with during the 1999 fiscal year.

                              INDEPENDENT AUDITORS

    We are presently utilizing the services of KPMG LLP, who have been our independent auditors since our inception in 1997. Representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    Any stockholder proposal to be considered by us for inclusion in the 2001 Proxy Statement must be received by us not later than January 5, 2001. Any such proposal should be sent to the Secretary, 390 South Woods Mill Road, Suite 260, St. Louis, Missouri 63017. Any such proposal should provide the reason for it, the complete text of any resolution and other specified matters, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

                                 OTHER MATTERS

    The board of directors knows of no other matters to be presented for consideration at the Annual Meeting by the board or by stockholders who have requested inclusion in the proxy statement.

                    AVAILABILITY OF FORM 10-K ANNUAL REPORT

    A copy of our Annual Report on Form 10-K for the year ended December 31, 1999, is enclosed with this Proxy Statement, but exclusive of certain exhibits filed therewith. These exhibits are available without charge to stockholders of record on April 26, 2000, upon request to Michael Pruss, Secretary, 390 South Woods Mill Road, Suite 260, St. Louis, Missouri 63017.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Michael A. Pruss

                                          Michael A. Pruss, Secretary

St. Louis, Missouri
May 2, 2000

                                   APPENDIX A
              WORLDPAGES.COM, INC. PROXY IS SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                     STOCKHOLDERS ON TUESDAY, JUNE 6, 2000

    The undersigned hereby appoints Michael A. Pruss with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of WORLDPAGES.COM, INC. (the "Company"), to be held at the Company's Corporate Offices located at 390 S. Woods Mill Road, Suite 260, St. Louis,
Missouri 63017, on Tuesday, June 6, 2000, at 9:00 a.m. local time, and all adjournments thereof, and to vote, as indicated below, the shares of common stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting. Please date and sign on the reverse side and mail promptly in the enclosed envelope.

1.  ELECTION OF DIRECTORS:

                            FOR           WITHHOLD
                          --------       ----------
George D. Anderson           /  /            /  /
Rod K. Cutsinger             /  /            /  /

    (INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

                            ------------------------

2. ADOPTION OF THE PROPOSAL TO RATIFY THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF OUR 5% CONVERTIBLE DEBENTURES AND THE EXERCISE OF WARRANTS ISSUED IN CONNECTION WITH A PRIVATE PLACEMENT OF SUBORDINATED DEBENTURES IN FEBRUARY 2000:

          FOR                   AGAINST                 ABSTAIN
          ---                   -------                 -------
         /  /                    /  /                    /  /

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed and FOR the proposal to ratify the issuance of shares of our common stock upon conversion of our 5% convertible debentures and the exercise of warrants issued in connection with the private placement of subordinated debentures in February 2000.

    PLEASE MARK, SIGN AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Date: -------------------, 2000

                                         (Signature)
-------------------------------

                                         (Signature if held jointly)
-------------------------------

    NOTE: Please sign exactly as name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   APPENDIX B
              WORLDPAGES.COM, INC. PROXY IS SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                     STOCKHOLDERS ON TUESDAY, JUNE 6, 2000

    The undersigned hereby directs the Trustee of the WorldPages.com, Inc. 401(k) Retirement Savings Plan (the "Plan") to authorize the proxies (a) to vote as indicated on the reverse side of this form and (b) to vote, in their discretion, upon such other business as may properly come before the meeting hereinafter described, in each case with respect to all of the shares of stock for which the undersigned is entitled to direct the voting under the Plan. Such votes are to be cast at the Annual Meeting of Stockholders of WorldPages.com, Inc. (the "Company") to be held at the Company's Corporate Offices located at 390 S. Woods Mill Road, Suite 260, St. Louis, Missouri 63017 on Tuesday, June 6, 2000, at 9:00 a.m., local time, and at any adjournments thereof.

    WHEN PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN THE MANNER INDICATED BY THE PLAN PARTICIPANT, AND IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1, AND FOR THE PROPOSAL TO RATIFY THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF OUR 5% CONVERTIBLE DEBENTURES AND THE EXERCISE OF WARRANTS ISSUED IN CONNECTION WITH THE PRIVATE PLACEMENT OF SUBORDINATED DEBENTURES IN FEBRUARY 2000.

    Please date and sign on the reverse side and mail promptly in the enclosed envelope.

                              FOLD AND DETACH HERE

    To Participants in the WorldPages.com Retirement Savings Plan:

    Enclosed with this voting instruction form are the notice and proxy statement for the Annual Meeting of Stockholders of WorldPages.com, Inc., which will be held on Tuesday, June 6, 2000. The number of shares shown on this voting instruction form represents the number of shares with respect to which you are entitled to direct the voting because of your account in the WorldPages.com, Inc. 401(k) Retirement Savings Plan (the "Plan"). In order for these shares to be voted by the trustee of the Plan in accordance with your confidential instructions, PW Trust Company must receive your voting instructions by not later than May 31, 2000. If your voting instructions are not received by May 31, 2000, shares as to which you are entitled to direct voting will be voted by the Plan trustee as described in the following paragraph.

    Your interest in the Plan that is invested in the WorldPages.com, Inc. common stock fund is measured in terms of units. Your units closely approximate the number of shares as to which you are entitled to direct the voting. If you do not provide voting instructions, the trustee for the Plan will vote shares you are entitled to vote in the same proportion as the shares for which Plan participants have provided voting instructions, unless doing so would be inconsistent with the trustee's duties. Keep in mind that you will not be able to vote any Plan shares at the meeting, only the Plan trustee can vote these shares as described above.

PLEASE MARK, SIGN AND PROMPTLY RETURN THIS VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

    Please mark your votes like this    /X/

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. The proxy may be revoked prior to its exercise.

1.  ELECTION OF DIRECTORS:

                            FOR           WITHHOLD
                          --------       ----------
George D. Anderson           /  /            /  /
Rod K. Cutsinger             /  /            /  /

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
                            ------------------------

2. ADOPTION OF THE PROPOSAL TO RATIFY THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF OUR 5% CONVERTIBLE DEBENTURES AND THE EXERCISE OF WARRANTS ISSUED IN CONNECTION WITH THE PRIVATE PLACEMENT OF SUBORDINATED DEBENTURES IN FEBRUARY 2000:

          FOR                   AGAINST                 ABSTAIN
          ---                   -------                 -------
         /  /                    /  /                    /  /

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed and FOR the proposal to ratify the issuance of shares of our common stock upon conversion of our 5% convertible debentures and the exercise of warrants issued in connection with the private placement of subordinated debentures in February 2000.

PLEASE MARK, SIGN AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                               COMPANY NUMBER___________________

                                                 PROXY NUMBER___________________

                                               ACCOUNT NUMBER___________________

SIGNATURE_____________________________

SIGNATURE IF HELD JOINTLY___________________________

DATE____________________________________

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE